EXHIBIT 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
OR
David C. Nelson
Vice President, Investor Relations
(415) 774-2700

URS CORPORATION REPORTS RESULTS FOR TWO MONTH
TRANSITION PERIOD ENDED DECEMBER 31, 2004

Reaffirms Fiscal 2005 Guidance including Revenues of $3.6 Billion, Net Income of $94 Million, EPS
of $2.10 and $80 Million in Debt Repayment

Company Filed Form 10-K/A to Restate Cash Balances in Prior Periods;
No Impact on Revenues, Net Income, EPS or Stockholders’ Equity

     SAN FRANCISCO, CA – February 9, 2005 –As previously announced, effective January 1, 2005, URS (NYSE: URS) began reporting its financial results on a 52/53-week fiscal year ending on the Friday closest to December 31, with interim quarters ending on the Fridays closest to March 31, June 30 and September 30. The Company is treating the period from November 1, 2004 through December 31, 2004 as a separate reporting period and today reported financial results for this transition period.

     Revenues for the two month transition period ended December 31, 2004 increased to $567.0 million, or 15.8%, compared with $489.7 million in revenues for the corresponding two months in 2003. The Company noted that the two months ended December 31, 2004 contained more working days than the corresponding period in 2003, which contributed to approximately half of the increase in revenues in the 2004 transition period.

     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “We achieved year-over-year revenue growth for the November-December period, even after adjusting for the lower number of working days included in the corresponding period in 2003. While November and December historically have been our slowest months due to seasonal factors including holidays, vacations, and winter weather, our results for the transition period were in-line with our expectations. Our federal, state and local government and private sector businesses continue to perform as anticipated, giving us additional confidence in our financial outlook for the 2005 fiscal year, which began on January 1st.”

     Net income for the two months ended December 31, 2004 was $1.2 million, compared to $5.5 million for the corresponding period in 2003. Earnings per share (“EPS”) were $0.03, fully diluted, for the 2004 transition period compared with EPS of $0.16, fully diluted, for the two months ended December 31, 2003.

     Mr. Koffel said: “Our profitability in the transition period is not indicative of trends for fiscal 2005, and we are on track to achieve top and bottom line growth in line with our guidance for 2005. We also are on track to meet our debt reduction targets for the 2005 fiscal year.” Koffel noted that, “higher employee benefit costs for the transition period, an expected business mix change reflecting higher activity levels in the Middle East, and an anomalous increase in the effective tax rate related to seasonal business trends in the transition period affected comparisons with the two month period ended December 31 a year ago. The transition period benefited from lower interest expense due to the Company’s debt reductions during 2004.”

     The increase in employees’ holiday benefits costs was caused by applying the Company’s standard accounting method, which required the costs for holidays that fell during the two months ended December 31, 2004 be recognized during the period, rather than over an annual 12-month reporting period. Therefore, because the transition period was considered a complete accounting cycle, all holiday costs incurred were expensed. As a result, the two months ended December 31, 2004 included an incremental $9.7 million in costs for the four holidays that fell during that period, rather than the costs of one and one-half holidays that were included in the two months ended December 31, 2003.

     The change in business mix reflects the higher volume of operations and maintenance work performed during the transition period by the EG&G Division for equipment returning from — and being deployed to — the Middle East. This work, which was performed under contracts with the Department of Defense, has lower margins than those typically achieved through the Company’s historic portfolio of contracts.

     The Company’s effective tax rate increased to 49% for the two months ended December 31, 2004 compared with 40% in the same period of 2003 due to an increase in non-deductible expenses as well as expected seasonal losses incurred by foreign subsidiaries. In addition, interest expense declined to $6.6 million in the two months ended December 31, 2004, compared to $12.4 million for the corresponding two months in 2003 due to lower debt levels.

     Weighted-average shares outstanding for the transition period for purposes of calculating diluted EPS were 45.3 million, compared to 34.8 million weighted-average shares outstanding for the corresponding period in 2003. The increase was primarily due to the Company’s April 2004 public stock offering and to additional shares issued pursuant to the Company’s stock option and purchase plans.

     The Company reported cash and cash equivalents of $108.0 million at December 31, 2004, and a book overdraft of $70.9 million consisting primarily of outstanding checks. For the reasons explained below, the Company also has restated these items in the October 31, 2004 Consolidated Balance Sheet to provide a consistent method of presentation in accordance with FIN 39.

     As of December 31, 2004, the Company’s backlog was $3.633 billion, compared to $3.823 billion as of October 31, 2004 and $3.399 billion as of December 31, 2003.

Business Segments

     In addition to providing consolidated financial results, URS provided separate financial information for its two segments, the URS Division and the EG&G Division:

     URS Division. For the two months ended December 2004, the URS Division reported revenues of $370.3 million and operating income of $5.5 million.

     EG&G Division. For the two months ended December 2004, the EG&G Division reported revenues of $197.0 million and operating income of $8.0 million.

Earnings Outlook

     URS reaffirmed its outlook for the fiscal year ending on December 30, 2005. The Company expects revenues of approximately $3.6 billion. Assuming it meets this revenue expectation, the Company expects that net income will be approximately $94 million and EPS will be approximately $2.10 for fiscal 2005. In addition, the Company continues to expect its first quarter EPS will be between 19% and 23% of its full year 2005 EPS guidance of $2.10. This EPS guidance does not include the potential impacts of Statement of Financial Accounting Standards 123 (Revised) (“FAS 123R”) “Share-Based Payment,” which requires that the costs resulting from share-based payment transactions be recognized in financial statements. FAS 123R becomes effective for the Company on July 1, 2005.

Restatements

     As noted above, the Company has restated certain items in its October 31, 2004 Consolidated Balance Sheet. Previously, the Company had reported some of its book overdrafts as current liabilities, while others were offset against its cash and cash equivalents on the Consolidated Balance Sheet. The Company has determined, however, that such offsetting is not permitted under FIN 39. Consequently, the Company has filed a Form 10-K/A to correct the classification and presentation of cash and cash equivalents, book overdrafts and related items in its Consolidated Balance Sheets as of October 31, 2004 and 2003, and to incorporate the impact of these changes into its Consolidated Statements of Cash Flows for the three years ended October 31, 2004, 2003 and 2002. These restatements have no impact on revenues, net income, EPS or stockholders’ equity in any of the periods.

     As a result of these restatements, at October 31, 2004 cash and cash equivalents increased to $69.3 million from $32.3 million, book overdrafts increased to $60.3 million from zero, and accrued expenses decreased to $60.5 million from $83.8 million. As of October 31, 2003, cash and cash equivalents increased to $36.3 million from $15.5 million, book overdrafts increased to $30.3 million from zero, and accrued expenses decreased to $70.4 million from $79.9 million.

     For the three years ended October 31, 2004, 2003 and 2002, net cash provided by operating activities changed from $109.3 million, $166.1 million and $88.5 million, to $95.5 million, $177.1 million and $68.1 million, respectively, and net cash provided by financing activities changed from negative $73.5 million, negative $142.4 million and positive $286.2 million, to negative $43.5 million, negative $155.3 million and positive $307.4 million, respectively.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 27,500 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

TABLES TO FOLLOW

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Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s revenues, debt repayment and earning projections. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: the ongoing economic downturn; the Company’s ability to comply with government contract procurement regulations; changes in the Company’s book of business; the Company’s dependence on government appropriations and procurements; the Company’s ability to profitably execute its contracts and guarantees; the Company’s leveraged position; the Company’s ability to service its debt; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with international operations; the

Company’s ability to successfully integrate its accounting and project management software; the Company’s relationship with its labor unions; and other factors discussed more fully in the Company’s Form 10-Q for the transition period from November 1, 2004 through December 31, 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,	October 31,
	2004	2004
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents, including $58,000 and $25,000 of short-term money market funds, respectively	$108,007	$69,267
Accounts receivable, including retainage of $43,844 and $41,382, respectively	581,628	575,939
Costs and accrued earnings in excess of billings on contracts in process	398,743	413,391
Less receivable allowances	(38,719)	(37,292)

Net accounts receivable	941,652	952,038
Deferred income taxes	20,614	16,612
Prepaid expenses and other assets	18,863	21,043

Total current assets	1,089,136	1,058,960
Property and equipment at cost, net	142,907	143,212
Goodwill	1,004,680	1,004,680
Purchased intangible assets, net	7,749	8,244
Other assets	52,010	53,654

	$2,296,482	$2,268,750

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$70,871	$60,282
Current portion of long-term debt	48,338	41,619
Accounts payable and subcontractors payable, including retainage of $13,302 and $13,414, respectively	138,250	177,322
Accrued salaries and wages	171,004	153,175
Accrued expenses and other	58,901	60,517
Billings in excess of costs and accrued earnings on contracts in process	84,393	79,474

Total current liabilities	571,757	572,389
Long-term debt	508,584	502,118
Deferred income taxes	36,305	31,477
Other long-term liabilities	97,715	95,542

Total liabilities	1,214,361	1,201,526

Commitments and contingencies Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 43,838 and 43,593 shares issued, respectively; and 43,786 and 43,542 shares outstanding, respectively	438	435
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	734,843	727,134
Accumulated other comprehensive income	6,418	395
Retained earnings	340,709	339,547

Total stockholders’ equity	1,082,121	1,067,224

	$2,296,482	$2,268,750

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Two Months Ended
	December 31,
	2004	2003
Revenues	$566,997	$489,665
Direct operating expenses	369,527	314,485

Gross profit	197,470	175,180
Indirect, general and administrative expenses	188,626	153,702

Operating income	8,844	21,478
Interest expense, net	6,561	12,400

Income before income taxes	2,283	9,078
Income tax expense	1,120	3,630

Net income	1,163	5,448
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax	4,141	—
Foreign currency translation adjustments	1,882	(48)

Comprehensive income	$7,186	$5,400

Net income per common share:
Basic	$0.03	$0.16

Diluted	$0.03	$0.16

Weighted-average shares outstanding:
Basic	43,643	33,682

Diluted	45,313	34,782

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED
(In thousands)

	Two Months Ended
	December 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,163	$5,448

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,909	7,200
Amortization of financing fees	978	1,343
Provision for doubtful accounts	2,673	1,082
Deferred income taxes	827	674
Stock compensation	1,058	398
Tax benefit of stock compensation	1,465	200
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	7,713	(29,312)
Prepaid expenses and other assets	2,180	(1,753)
Accounts payable, accrued salaries and wages and accrued expenses	(22,860)	(28,659)
Billings in excess of costs and accrued earnings on contracts in process	4,919	5,411
Other long-term liabilities	2,174	(250)
Other, net	5,800	(1,317)

Total adjustments and changes	13,836	(44,983)

Net cash provided (used) by operating activities	14,999	(39,535)

Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(1,597)	(2,830)

Net cash used by investing activities	(1,597)	(2,830)

Cash flows from financing activities:
Long-term debt principal payments	(990)	(275)
Long-term debt borrowings	21	20
Net borrowings under the line of credit	12,750	20,038
Net change in book overdraft	10,589	24,007
Capital lease obligation payments	(3,724)	(2,214)
Short-term note borrowings	1,583	—
Short-term note payments	(79)	(6)
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	5,188	871
Payments for financing fees	—	(1,607)

Net cash provided by financing activities	25,338	40,834

Net increase (decrease) in cash and cash equivalents	38,740	(1,531)
Cash and cash equivalents at beginning of period	69,267	36,275

Cash and cash equivalents at end of period	$108,007	$34,744

Supplemental information:
Interest paid	$4,982	$17,268

Taxes paid	$10,217	$251

Equipment acquired through capital lease obligations	$3,541	$148